Exhibit 23.3

October 1, 2007

Longtop Financial Technologies Limited

15/F, Block A, Chuangxin Building

Software Park, Xiamen 361005

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Legal Matters” and “Taxation - United States Federal Income Taxation” in the prospectus included in the registration statement on Form F-1, originally filed by Longtop Financial Technologies Limited on October 1, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP